Exhibit 10.10

MBT FINANCIAL CORP.

DIRECTOR DEFERRED COMPENSATION PLAN

TERMS & CONDITIONS OF 2015 DEFERRED COMPENSATION PLAN

The following terms and conditions apply to the deferral of compensation under the Director Compensation Plan.

A.	Director Compensation Available for Deferral. A Non-Employee Director may, in accordance with and subject to the terms and conditions stated herein, defer 100% of his/her retainer otherwise payable in cash, and/or 100% of his/her accumulated meeting fees earned during each calendar quarter of a Service Period.

B.	Service Period. A service period for application of deferral elections is a full calendar year. For a newly elected Director, the initial calendar year service period begins on the first full calendar quarter following the Director’s service commencement date and ends on the last day of the calendar year in which Board service commences.

C.	Deferral election (Refer to 2015 Compensation Election Form). A deferral election shall be effective only for the full calendar quarters of the Service Period designated in the election. Such deferral election shall be irrevocable for the designated Service Period. For the first Service Period for which a Director becomes eligible for the Plan, the deferral election may be made within 30 days prior to the beginning of the Service Period. The deferral election shall only relate to available compensation earned during the calendar quarters of the Service Period.

D.	Initial Payment Election (Refer to Initial Payment Election Form). An Initial Payment Election, as to time and form of payment, may be made within 30 days prior to a future Service Period during which compensation is deferred. An Initial Payment Election will apply to all future amounts deferred, beginning with the first Service Period after such election is made, unless modified subject to the provisions of paragraph E of this Plan document. If an election is made to receive payment of amounts deferred on a designated year-end future payment date, and Board service continues beyond such year-end payment date, a new Initial Payment Election may be made for future compensation deferred beginning with the first Service Period after such election is made. This new election must be made prior to the year in which the deferral begins. If an Initial Payment Election is not made by the Director with respect to any future Service Period, amounts deferred during such Service Periods will be distributed from the Plan, in a single lump sum amount, within 60 days following the earlier of the Director’s termination of Board service, death, or disability as defined in this Plan document.

E.	Change of Initial Payment Election (Refer to Initial Payment Election Change Form). A participant may elect a new future payment date that modifies an election made under the Initial Payment Election. A new future payment date may not result in a distribution date that is earlier than 5 years from the date on which the payment would have been made under the corresponding Initial Payment Election. A participant may also change an initial form of payment election. If this election is made for distributions upon a designated future payment date or termination of service, such installment payments may commence no earlier than 5 years from the date such payment would have been made under the Initial Payment Election.

F.	Automatic Cash-out. A participant’s deferred compensation account valued at less than $10,000 at the time of payment under the Plan, will be automatically paid in a single lump sum notwithstanding the participant’s form of payment election in effect at the payment date.

G.	Disability. Disability means as defined under Treasury Regulation Section 1.409A-3(i)(4). Disability status will be determined by the Compensation Committee of the Board in accordance with this definition.

H.	Account Allocation. The amount of the retainer and/or meeting fees deferred shall be credited to an account established for the Director as of the last day of the calendar quarter, upon which the retainer and/or accumulated meeting fees for services rendered during that quarter is otherwise paid.

I.	Investment Elections. Amounts deferred for each service period will be invested under Options (1) and/or (2) as elected by the Director:

•	Deferred Cash Account – Amounts allocated to the deferred cash account shall be credited with interest on the last day of each calendar quarter based on the 10 year treasury rate.

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•	Deferred MBT Stock Unit Account – Amounts allocated to the deferred MBT stock unit account shall be treated as invested in MBT common stock and shall be converted to MBT Stock Units based on the fair market value of MBT stock on the last day of the calendar quarter. Fair market value shall be as defined under the MBT Financial Corp. Stock Incentive Plan. Any dividend paid on the MBT stock units credited to this account shall be credited to this account in equivalent whole and fractional MBT stock units.

Deferred amounts credited to available investment accounts may not be reallocated between such accounts.

J.	Deferred Cash Account Valuation and Adjustments. The Director’s Deferred Cash sub-account shall be adjusted on the last day of each calendar quarter by multiplying the applicable interest rate to the Director’s average account balance for the quarter.

K.	Establishment of Grantor Trust. MBT Financial Corp., in its sole and absolute discretion, may establish a grantor trust, sometimes referred to as a “rabbi trust”, for the purpose of creating a reserve account to meet the liabilities of this Plan. MBT Financial Corp. may also, in its sole discretion, invest assets held in the trust in MBT Financial Corp. stock or any other publicly traded security. Any such grantor trust will be based on any model trust document provided by the IRS and may be established as an irrevocable trust that will not allow return of trust assets to MBT Financial Corp. until plan liabilities are satisfied, but must allow for payment of claims by creditors of MBT Financial Corp. in the event of MBT Financial Corp.’s insolvency or bankruptcy. Any MBT Financial Corp. stock or other investment security so acquired for the convenience of MBT Financial Corp. shall be the sole and exclusive property of MBT Financial Corp., with MBT Financial Corp. named as owner and beneficiary thereof. To the extent that the Director or the Director’s Beneficiary acquires a right to receive payments from MBT Financial Corp. under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of MBT Financial Corp.

L.	Vesting. A Director’s account shall always be 100% non-forfeitable.

M.	Account Distribution. Compensation deferred and any attributed earnings will always be paid upon the earlier of the Director’s termination of Board service, death, disability as defined under the Plan, or designated future payment date pursuant to an Initial Payment Election. Amounts payable in a lump sum will be made within 60 days following the distribution event in a single lump sum. If annual installment payments are elected, the first payment will be made within 60 days following termination of Board service. Remaining installment payments will be made on each subsequent January 1 date. Each annual installment payment will be equal to the account value multiplied by a fraction equal to one divided by the remaining installment payments (e.g., the fraction for the second of five annual installments will be ¼). Distributions will be paid in cash from the Deferred Cash Account and in MBT Financial Corp. stock from the MBT Stock Unit Account. Fractional stock units will be distributed in cash. The Director will be solely liable for any and all taxes applicable on such distribution.

N.	Funding. Distributions from the deferral accounts are paid from the general assets of MBT Financial Corp.

O.	Plan Administration

1.	The Plan will be administered by the Compensation Committee of the MBT Financial Corp. Board.

2.	Participants shall receive annual statements of their account reflecting amounts deferred and any adjustments due to allocation of gain or loss, or distributions.

P.	General. MBT Financial Corp., by action of its Board, reserves the right to amend or terminate the deferred compensation plan, in whole or in part, at any time, subject to the limitations and conditions set forth under Treasury Regulations Section 1.409A-3(j)(4)(ix). However, in no event shall MBT Financial Corp. have the right to eliminate or reduce any non-forfeitable benefit under the Plan. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan. Compensation deferral agreements shall be binding upon and inure to the benefit of MBT, Director and their respective heirs, personal representatives, successors and assigns.

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